Exhibit 99.2

Fourth Quarter 2015 Supplemental Management Comments Ronald Faris, President & CEO Michael Bourque, EVP & CFO February 29, 2016

©2016 Ocwen Financial Corporation. All rights reserved.

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

Important Notice:

Our comments today may contain forward-looking statements made pursuant to the Safe Harbor Provisions of the Federal securities laws. These forward-looking statements may be identified by reference to a future period or by use of forward-looking terminology. Forward-looking statements by their nature address matters that are, to a different degree, uncertain. Our business has been undergoing substantial change which has magnified such uncertainties.  You should bear these factors in mind when considering such statements and should not place undue reliance on such statements. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the Company’s actual results to differ materially from the results discussed in these forward-looking statements. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Our forward-looking statements speak only as of the date they are made and we disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

In addition, the accompanying investor presentation and our comments contain references to non-GAAP financial measures such as adjusted operating expense, normalized adjusted cash flow from operations, available liquidity and the economic value to Ocwen of our MSRs. We believe these non-GAAP financial measures provide a useful supplement to discussions and analysis of our financial condition. We also believe these non-GAAP financial measures provide an

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

alternate way to view certain aspects of our business that is instructive. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the Company’s reported results under accounting principles generally accepted in the United States.

For an elaboration of the factors just discussed, please refer to today’s earnings release and investor presentation as well as the Company’s filings with the Securities and Exchange Commission, including Ocwen’s 2015 Form 10-K which was filed after 5:30PM on February 26, 2016.

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

Set forth below are the Supplemental Comments of Ocwen’s management relating to Ocwen’s earnings announcement for the fourth quarter of 2015. Ocwen will host a webcast and conference call on Monday, February 29, 2016, at 5 p.m., Eastern Time, to discuss its financial results for the fourth quarter of 2015. The conference call will be webcast live over the internet from the Company’s website at www.Ocwen.com (click on the “Shareholder Relations” section). These comments may not be read on the call.

Ron Faris

I want to start by thanking the Ocwen Board and our management team for guiding the company through its most challenging year in our 27+ year history. I also want to thank the whole Ocwen team and our various business partners, without whom we could not have made the progress that we have.  If you recall, last year at this time, we were unable to file our Form 10K on time due to going concern questions and did not file until mid-May.  I am pleased to report that we filed our 2015 Form 10K on Friday evening and on time.  In 2015 we reduced our corporate debt by over half, from $1.63 billion at the start of the year to under $750 million today. We refinanced all of our asset backed lending facilities and improved our overall liquidity position.  The Blue Mountain issue is gone, we have defended ourselves against RMBS investors who have attacked our servicing practices, and we have resolved various significant legal and regulatory matters.  Our mortgage origination business was profitable, and we have launched an important new commercial lending business.  We believe all of these

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

accomplishments in 2015 position us for a better future; but we still have a lot of work to do.  While we are very pleased that our Servicer Rating from Fitch was recently upgraded to average, we must work to get S&P to also upgrade our servicer ranking to average.  We must continue to work with California and NY to both lift our restrictions on servicing rights acquisitions and to allow us to operate in a more normalized business environment which includes winding down the monitorships and associated costs.  We must continuously improve our operations, service levels and our cost structure. We must also chart a new course.  One that can lead us back to growth and profitability.  We believe we have a strategy that can, over time, accomplish both.  Our goal and strategy going forward is to transform Ocwen into a world class asset origination and servicing company that delivers service excellence to our customers and strong returns to our shareholders.

Historically, we were considered a transaction company – we purchased assets that others created. Going forward, we want to be the one that creates the assets. We believe that this strategy will provide us more control and higher operating margins over the long term.

One of our new asset generation capabilities is Automotive Capital Services, or “ACS” for short. I am pleased to announce that we have formally launched this new commercial lending business after a successful pilot phase which we discussed on our last earnings call. I will expand on both our strategy and the launch of ACS shortly.

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

In terms of financial results, our cash generation and liquidity position were strengths for most of the year. We are pleased to announce that we ended 2015 having generated $582 million of Cash from Operating Activities. We ended the year with over $331 million of available liquidity, an over $200 million increase from where we started the year. We used the liquidity generated from our operations, asset sales and recovery of advances to significantly reduce our leverage, paying down $879 million of our Senior Secured Term Loan to end the year with a corporate debt to equity level, which excludes the OASIS notes, of 0.9x.

From an earnings standpoint, in the fourth quarter of 2015 we incurred a pre-tax loss of $(129) million. Michael will cover the specifics in more detail, but in general, with all the sold MSRs, there is a timing lag between when the revenue leaves the Company and when we are able to adjust our cost base. This was a big contributor to the loss. Additionally, we saw a significant increase in our monitoring expenses coming in at $22 million for the quarter. We also recorded a $(14) million loss on a non-performing GSE servicing asset sale transaction and booked $(8) million in restructuring-related charges.

From a net income perspective, the Company recorded a net loss of $224 million in the quarter which included a $(102) million valuation allowance on our deferred tax assets. This was a non-cash charge and driven by the fact that that our multiple years of losses have called into question our ability to utilize these assets in the future. Assuming we can restore the Company to sustained

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

profitability, we should someday be able to release the valuation allowance and / or monetize these tax assets.

From a cost improvement perspective, we made progress, although there is more work to be done. We currently project our cost savings efforts in the Corporate and Servicing segments (excluding the anticipated monitor cost increases and the cost increases to grow our new businesses) to be within the range we projected back in our investor presentation in September.

We are making progress in our service excellence initiatives, and I am proud to report that we have seen the largest year over year drop in consumer complaints reported to the CFPB of all major mortgage companies by a wide margin.

I would also like to highlight another bit of feedback on our servicing business on slide 5 of our investor presentation, which shows the results of a national survey conducted by the National Housing Resource Center. The NHRC conducted a study of 200 housing counselors – counselors who work with borrowers in default or foreclosure in an attempt to save their homes – to assess their views on 11 different servicers’ compliance with CFPB regulations, as well as other important questions not currently addressed by the CFPB rules. Per the NHRC, “housing counselors interact with and often have extensive knowledge of many different mortgage servicers. Housing counselors also have a good understanding of the requirements under CFPB’s mortgage servicing rules, making them uniquely qualified to assess how well servicers are complying with the rules.” This is important feedback, and we are pleased to see Ocwen rated fourth best out of 11

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

servicers, and most importantly, #1 out of the non-bank servicers. This is another positive data point about our underlying efforts to not only comply with the enhanced rules and regulations that govern our industry, but also to continue to provide positive experiences to borrowers. This is especially true when you combine it with the fact that Ocwen is helping more homeowners than all other servicers as evidenced by our performance under HAMP where we are most recently responsible for over 30% of all new HAMP modifications industry wide.

Michael will now review our financial results, after which I will further discuss our new strategy as well as provide our view on 2016 financial performance.

Michael Bourque

I will begin with a review of our fourth quarter 2015 results, which are detailed beginning on page 7 of the presentation, and in the appendix at the back.

As we have discussed on prior calls, our results in 2015 were significantly impacted by the MSR sales, which reduced revenue more quickly than our expense reductions. Revenue was $362 million for the fourth quarter, down 10% from the third quarter, primarily a result of the asset sale impacts and portfolio runoff. Our Lending revenue was down 39% in the quarter driven by lower lock volumes. We will discuss this more in a few minutes. Total operating expenses were $360 million, a 7% decrease from the third quarter.

In the fourth quarter, our results were impacted by a number of one-time items that drove significant variances quarter-to-quarter:

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

•	We incurred $22 million of monitoring expenses in the quarter driven by increases in amounts charged by the California Auditor.
•	We recorded a positive $7.7 million GNMA MSR fair value adjustment in Q4, compared to a $23.4 million impairment in the third quarter;
•	We incurred $13.9 million in legal and other settlement charges; As a note, this is not related to the settlement announced earlier this year with the SEC, which had been fully-reserved for in the third quarter of 2015. It relates primarily to our estimate of our non-indemnified exposure relating to legacy Homeward lender placed insurance matters.
•	We also recorded $8.2 million in restructuring charges in the fourth quarter, which covered expenses related to severance, leases and vendor settlements.
•	In the fourth quarter, we recognized a $14 million loss on the sale of a $1.2 billion UPB portfolio of non-performing agency MSRs. The sale of non-performing MSRs result in losses, but they result in the recovery of servicing advances and reductions in future servicing expenses.

Total other expense in the fourth quarter 2015 was $132 million, which was up $59 million from the third quarter primarily due to a $55 million decrease in gains related to MSR sales, and $10 million in higher Senior Secured Term Loan fee amortization as a result of our large pay downs in the year, partially offset by $6 million of lower SSTL interest expenses.

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

Cash flow from operating activities was a use of $192 million in the quarter, largely driven by an increase in loans held for sale. For the full year, cash flow from operating activities totaled $582 million. Looking at the normalized adjusted operating cash flow, a non-GAAP measure we use to highlight cash flow performance independent of advance funding and loans held for sale changes, the Company generated $28 million of positive cash flow despite the $224 net loss. So, despite the GAAP earnings challenges, the Company continues to generate positive normalized adjusted operating cash flow.

Turning to our segment reporting, let me begin with Servicing. We generated total revenues of $344 million dollars, down 8% from the third quarter due to the impact of our agency MSR sales, as well as normal prepayments and runoff. Fees, including HAMP fees, late fees, and other fees, totaled $74 million dollars in the fourth quarter, and gains and other revenue totaled $16 million dollars, and both of these line items were up modestly from the prior quarter.

Operating expenses within the servicing segment decreased 12% compared to the third quarter, which was primarily due to the favorable swing in the GNMA MSR valuation that I mentioned earlier. Other expenses totaled $126 million dollars in the fourth quarter. The increase from the third quarter was due to a significant reduction in the recognition of gains from our MSR sales.

We ended the quarter with total residential UPB of $251 billion dollars, of which 86% was performing and 14% was non-performing. The average CPR for the portfolio was 13.3%, with 16.2% in the Prime segment, and 11.1% in the non-

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

prime segment. During the quarter, we completed about 16,836 modifications, approximately 46% of which were HAMP modifications.

Moving on to the lending segment, funding volumes in the fourth quarter were $987 million, compared to $1.3 billion in the third quarter. Revenue in the lending segment was $18 million, which was down primarily due to funding delays coming from one of our network partners, driven by internal process issues on their end. Since the start of the year these challenges have been corrected and we are funding loans as expected. Additionally we saw a decline in recapture rates that also had a negative impact on revenue. Operating expenses were essentially flat at $24 million, resulting in a $(5) million loss in the fourth quarter. As Ron will discuss shortly, we continue to invest in technology and the build-out of our retail channel, as we look to grow our origination platform further to provide sustained growth in MSRs and higher and more stable profitability.

Turning to slide 9, our fourth quarter adjusted operating expenses were $327 million dollars, up 4% from the third quarter. Note that we have excluded the monitor expenses from this metric as they are not in our control, similar to fair value changes. The major drivers of the increase in adjusted operating expenses quarter to quarter were a $21.7 million dollar increase in servicing expenses for higher GNMA claim losses and reserves for uncollectible advances and a $7.7 million dollar increase in legal expenses. Partially offsetting these increases were reductions in amortization from the lower UPB level, lower technology expenses and other costs.

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

Moving on I will now discuss our balance sheet and liquidity. During the fourth quarter, we paid down $307 million of term loan, and since July 1st we have brought the balance of the term loan down from $936 million to $398 million at year end. At year-end, our corporate debt to equity ratio was below 0.9 to 1.

As we have stated previously, our OMART private label servicing advance facility was successfully recapitalized with $1.5 billion of 1 and 2 year term notes, all rated by S&P. We also successfully refinanced all of our origination warehouse lines into 2016.

As discussed in our 2015 Form 10-K, depending on a number of factors, including the levels of losses we incur in 2016, the amount of increases in warehouse lines associated with growing our lending business and movements in interest rates, we may run into challenges meeting our financial covenants in our senior secured term loan. We believe we have ample means available to us to manage this potential concern.

Moving on to page 11, from a total year perspective, the Company generated $1.7 billion of revenue, which was down $370 million versus 2014. You can see we generated a net loss of $247, which was $223 million better than last year, and normalized adjusted cash flow from operating activities of more than $250 million, highlighting the cash generation strength of the Company. On the right side of the page you can see the year-over-year pre-tax loss walk.

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

Finally, we have included our traditional pages on the MSR economics in the appendix of our slide deck. I will not walk through these pages in detail, but note that the methodology, analysis, rationale, risks and conclusions are all consistent with what we have discussed previously. Additionally I would note that there is also a slide in the appendix that illustrates the various fair value impacts in the quarter as well as informs how those values changed between the third and fourth quarters.

Now I will turn the call over to Ron to discuss our Strategy and 2016 financial outlook.

Ron Faris

To be successful, we must have strong corporate governance and a sound strategy. On governance, in 2015 we added three new highly qualified and experienced independent board members, Phyllis Caldwell, Rev. DeForest Soaries and Alan Bowers. Their experience and expertise in Government, finance, accounting, compliance and community activities have been of tremendous value so far. Already in 2016 we have announced the addition of two additional new independent Board Members, Jacques Busquet, an experienced risk and financial services professional and Carol Galante, former FHA Commissioner and housing advocate and expert. We have also announced that Phyllis Caldwell will assume the Chairwoman role on March 15th. I am honored to have the opportunity to serve with all of these individuals along with the other highly qualified Ocwen board members. We also recently established a new Risk Committee at the Board

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

to complement our existing Audit and Compliance committees. This board is committed to restoring the confidence of our shareholders, lenders, regulators and customers through sound corporate governance and a winning strategy.

On strategy, let me begin on slide 14. Our vision is for Ocwen to be a world-class asset origination and servicing company that delivers service excellence to our customers and strong equity returns to our investors. We believe there are 4 strategic pillars that will help make this happen.

•        Number 1, strong asset generation capability;

•        Number 2, a focus on operational and service excellence;

•        Number 3, continuous cost improvement; and finally,

•        Our Culture, which is one of compliance, risk management, ethics and service excellence.

Individually they are all important, but together they make up the pillars that support our strategy. These pillars are supported by items that we believe are the foundational keys of the Company. You’ll note that some of these are long-held strengths of Ocwen – capabilities like our global workforce and corporate development team. Others are recent additions to the fabric of our Company and they are helping to transform and improve Ocwen.

On page 15, we discuss one of the pillars, our asset generation initiatives. We intend to grow by originating, servicing and refinancing select consumer and commercial loans where we have or believe we can develop a significant

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

competitive advantage. Our strategy will be to take limited interest rate risk, moderate credit risk and moderate collateral risk. Our goal is to be profitable within each business line throughout the asset lifecycle. I will now discuss some areas we believe can provide meaningful growth in the future.

Let me start by laying out where we think our best opportunities are in the mortgage space. As we have discussed, we are building out our proprietary technology, processes and retail infrastructure to ramp our residential mortgage origination volume and achieve sustainable profitability.

We continue to believe that we are a superior provider of reverse mortgage credit. Our prepayment speeds are some of the slowest in the industry, and we pride ourselves on the overall performance quality. While the product has not produced significant earnings to date, it has built up a sizable future income stream in the form of future draws which can be securitized at a sizable gain with virtually no incremental cost. We currently estimate that we have future gross gains of almost $100 million that will be realized in future years without any new originations. We are focused on continuing to improve our retail capabilities and increasing market share in this product. Our team’s deep knowledge of this product and the financial needs of seniors, combined with our proprietary origination technology and marketing programs leads us to believe that this is a product we can continue to grow and realize increasing value from.

As we have discussed before, we have taken what we have learned and built in our reverse mortgage product offering and begun applying it to our forward

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

mortgage products. We are making good progress on building out our proprietary origination software so that it can provide the same competitive benefits that we garner in the reverse space.

We have also done a great deal of research on the unmet needs in the mortgage market. Through our research, we believe there is a significant opportunity to actively source and service loans that meet the needs of homeowners that do not qualify for or who perceive they do not qualify for conventional conforming products but are still quality credit risks. We believe our experience with hundreds of thousands, if not millions of non-prime customers is a competitive advantage. We have data on how best to reach and engage with these borrowers, and we have the ability to look beyond things like FICO scores to identify high-quality customers. One of the key things we’ve found in our research is that many borrowers that we initially identified as being a target candidate for a new non-agency product actually fit into current FHA programs. As a result, we are already ramping up and growing originations in this higher-margin government insured product which meets the “Qualified Mortgages” requirements. A benefit of originating government insured loans versus non-agency is that there is a deep market for investing in these loans, and we are not dependent on executing a new non-agency securitization to sell the loans. While we believe there may still be opportunities to execute non-agency securitizations at profitable levels, execution is still unpredictable as is ongoing risk retention exposure. In order to focus on the biggest opportunities we see, we are currently

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

not originating any non-agency loans. We do continue to offer agency conforming loan products so we can meet the needs of our customers and prospective customers who qualify for such products.

As I mentioned earlier, we are researching and developing additional consumer and commercial lending products that we anticipate will also drive asset growth and diversification. Our most interesting new commercial product is our recent launch of Automotive Capital Services, a commercial lending business which provides secured floor plan lending to independent used car dealerships. As you may recall, this is a business we introduced in October in a pilot phase, and we are pleased to report the pilot was successful and that we are in the process of scaling up this business.

We began developing this business over a year ago with the hiring of a small team of experienced automotive lending specialists, including Tom Gilman, former CEO of Chrysler Financial and CEO of TD Auto Finance. Tom and his team have over 200 years of combined experience in automotive finance.

We believe this business offers us a great opportunity. There are more than 18,000 independent used auto dealers in the U.S., with annual financing volumes of about $9 billion. The market is highly fragmented, with the top-2 competitors accounting for about a quarter of the market. The 2 top lenders are both auction houses. Lending is not their primary business or focus. Lending is ACS’s only focus. In the latter part of 2015, we launched the pilot, funded our first loans, and commenced rolling out the business on a wider scale. We like this business for a

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

lot of reasons, many of which we noted on the left side of page 20 – including the leadership team, the business-to-business focus, collateral quality, the market size, the value proposition and the product differentiation we offer to dealers. Additionally, we like the short duration of the loans and how that reduces our exposure to interest rates. Finally, there has been capital markets execution in this space, with multiple securitizations taking place in 2015.

As of Feb 25, we were open and operating ACS in 8 markets in 5 states, and we have extended almost $19 million in credit, with an outstanding balance of $8 million. Our long term goals are to achieve $1 billion in originations outstanding, and 25% or higher returns on equity. The current interest rates we charge are generally in excess of 8.5% plus there are meaningful ancillary fees that are earned which add to the return profile of the business. We service and manage the assets as well. We are excited about our prospects here and look forward to discussing this business more in the future.

We are making progress as well with our Liberty Rental Finance business. Our Liberty Rental Finance business aims to provide mortgage loans to investors interested in purchasing foreclosed properties or refinancing existing rental properties. It is still too early to assess the long term prospects, but we continue our pilot process.

Now I would like to update you on our cost improvement initiatives. As we indicated in our September investor presentation and discussed in our last earnings call, we identified total annual cost savings in the range $238 million to

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

$368 million. Our cost savings opportunities fall into two buckets: “Automatic” cost reductions that are anticipated to materialize independent of any management action, such as savings from servicing a small number of loans, and “Action Required” reductions which result from our managerial decisions. At this time, we believe we will be within the range indicated previously. While we have made significant progress, we still have much more work to do, and this will be a key focus of our team for the foreseeable future. We are committed to the goals we have laid out and restoring long-term profitability. As we execute on these strategic goals, I want to reiterate and stress that Ocwen is committed to maintaining and enhancing our customer service.

Before I conclude, I would like to briefly discuss our outlook. With rates down, we are currently expecting additional LOCOM reserves in Q1’16 on our Ginnie Mae MSRs. We are hopeful that this lower interest rate environment combined with our ongoing roll out of our origination capabilities will be a positive for that business. We expect the level of monitor expenses incurred in Q4 to continue for at least the next few quarters, although we are committed to engaging with our regulators to better manage these significant costs. Eventually, we expect these significant regulatory costs to subside, hopefully later this year and more substantially by mid-2017. While we are investing in our asset generation businesses, we project minimal downside in 2016 from these investments and some potential upside. We expect more meaningful upside in 2017 and beyond. If, over time, these investments do not look like they will generate meaningful

Ocwen Financial Corporation Fourth Quarter 2015 Supplemental Management Comments

future returns, we intend to move quickly to control expenses and adjust our strategy accordingly – including shuttering new initiatives if we no longer believe they will generate adequate returns. We will continue to have elevated costs related to the S&P downgrade through June of this year of approximately $1.1 to $2.1 million per month. We also expect to have elevated legal costs in 2016, especially the first half of the year, as we continue to vigorously defend various legal matters. While servicing revenue will continue to decline, we are expecting the new HAMP streamline modification program to help many homeowners and in return reduce delinquencies and potentially offset any runoff related reduction in HAMP incentive fees earned in 2016, although the degree to which this will occur has yet to be proven.

Overall we are projecting a net loss for 2016. While we are disappointed with this outlook, we hope to show progress each quarter, although there remains a high level of volatility in our business and the market in general. To the extent we can continue to reduce delinquencies and improve portfolio performance, we believe we should continue to generate positive cash flow, which gives us options not only to fund investments we believe may drive future earnings growth, but also to continue to reduce leverage or even return cash to shareholders. In short, 2016 will still be a year of great transition for the company, but we believe the strategy we are pursuing is the best path forward at this point in time.

Page 19 of 19